Exhibit 99.1

Vermillion Reports Third Quarter 2014 Results and
Announces Expanded Strategy

Conference Call at 4:30 p.m. ET Today

AUSTIN, Texas — November 13, 2014 — Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, reported on its results for the quarter ended September 30, 2014.

“We have made excellent progress rebuilding our management team and devising an expanded strategy, while maintaining operational momentum in development projects and enhancing our commercial capabilities,” said James LaFrance; Chairman, President and CEO of Vermillion, Inc.

“We are actively transforming ourselves from a diagnostics company to a bio-analytical solutions company addressing a significantly larger market opportunity. On our earnings call today we will discuss the elements and timing of the phases of our transformation.”

Key Developments

•

Redesigned corporate strategy with the goal of transforming Vermillion from a diagnostic company to a bio-analytic solutions provider.  We plan to broaden our commercial focus from ovarian cancer to differential diagnosis of women with a range of gynecological disorders.

•

Completed development work, with successful initial results, on a second-generation Ova1® biomarker panel. The product will be available on the Roche Cobas platform. The Company plans to file for FDA clearance in early 2015, in concert with publishing the related study data, with the goal of launching in the second half of 2015.

•

Appointed Valerie Palmieri to the new position of Chief Operating Officer, effective October 23, 2014. Ms. Palmieri has over 30 years of experience in the diagnostic laboratory industry, including LabCorp and DIANON Systems, serving in numerous sales, operations, and executive leadership positions.

•

Named Holly B. Bauzon as Vice President of Sales and Managed Markets, effective September 2, 2014. Ms. Bauzon brings more than 20 years of healthcare experience, most recently with PerkinElmer, Inc., where she held the position of Director, Lab Services Sales and Managed Markets.

Q3 2014 Financial Results

Total revenue in the third quarter of 2014 was $323,000, as compared to $330,000 in the same year-ago period. Third quarter 2014 revenue was comprised of $209,000 in OVA1 product revenue and $114,000 in license revenue.

The product revenue in the third quarter of 2014 was derived from 4,325 OVA1 tests which was consistent with the same year-ago quarter.  Revenue from tests performed at Quest Diagnostics was recognized at the fixed $50 per test.  No revenue was recorded for ASPiRA LABS tests performed as revenue will be recognized upon cash receipt.

OVA1 product revenue in the third quarter of 2014 and 2013 does not include the additional royalty component of revenue based on 33% of Quest Diagnostics’ gross margin. Vermillion will recognize this portion of revenue when it is reported by Quest Diagnostics in an annual ‘true-up’, which is expected after the end of the calendar year. The true-up is based on reimbursed and unreimbursed tests for which Quest Diagnostics considers the payment status as final.

Cost of revenue totaled $606,000 in the third quarter of 2014 representing both recurring and approximately $200,000 of non-recurring costs for ASPiRA LABS.

Total operating expenses in the third quarter of 2014 increased to $5.3 million from $2.6 million in the year-ago quarter. The increase was primarily due to operational investments including a significant expansion of the Company’s salesforce and increased research and development to complete development work for the Company’s second-generation test.

Net loss for the third quarter was $5.6 million or $(0.16) per share, as compared to a net loss of $2.3 million or $(0.10) per share in the year-ago quarter.

As of September 30, 2014, cash and cash equivalents totaled $16.8 million. The Company used $5.4 million in cash for operations in the third quarter of 2014, and expects to utilize $4.5 million to $5.0 million in cash in the fourth quarter of 2014 which will include certain non-recurring costs.

Conference Call and Webcast

Vermillion will hold a conference call to discuss its third quarter results later today, Thursday, November 13, 2014, at 4:30 p.m. Eastern time.  Vermillion’s Chairman, President and CEO James LaFrance will host the call, followed by a question and answer period.

Date: Thursday, November 13, 2014

Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)

Dial-in number: 1-888-264-8943

International dial-in number: 1-913-981-5540

Conference ID: 2787200

Webcast: http://edge.media-server.com/m/p/gs4hfyiu/lan/en

The conference call will be webcast live and available for replay via the investor section of the company's website at www.vermillion.com until November 27, 2014.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Vermillion at (512) 519-0400.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 2787200

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has programs in gynecologic disease.

The company’s lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding Vermillion’s strategy, future revenue, expected cash outlay, future test volumes, second-generation biomarker panel, expected regulatory approval and future commercial focus. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) Vermillion’s ability to increase the volume of OVA1 sales; (2) Vermillion’s ability to market its test through sales channels other than Quest Diagnostics; (3) failures by third-party payers to reimburse OVA1 or changes or variances in reimbursement rates; (4) Vermillion’s ability to secure additional capital on acceptable terms to execute its business plan; (5) Vermillion’s ability to commercialize OVA1 outside the United States; (6) Vermillion’s ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; (7) Vermillion’s ability to compete successfully; (8) Vermillion’s ability to obtain any regulatory approval for Vermillion’s future diagnostic products; Vermillion’s suppliers’ ability to comply with FDA requirements for production, marketing and post market monitoring of its products;

(9) Vermillion’s ability to maintain sufficient or acceptable supplies of immunoassay kits from its suppliers; (10) Vermillion’s ability to continue to develop, protect and promote its proprietary technologies; and (11) other factors that are described in Vermillion's Form 10-K for the year ended December 31, 2013 and Vermillion’s Form 10-Q for the quarter ended September 30, 2014 filed with the Securities and Exchange Commission (the “SEC”). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in Vermillion’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Eric Schoen

Vice President, Finance and Chief Accounting Officer

Tel 1-512-519-0424

eschoen@vermillion.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$16,762	$29,504
Accounts receivable	179	373
Prepaid expenses and other current assets	936	372
Total current assets	17,877	30,249
Property and equipment, net	530	391
Total assets	$18,407	$30,640
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,144	$541
Accrued liabilities	2,078	1,283
Short-term debt	1,106	1,106
Deferred revenue	1,504	628
Total current liabilities	5,832	3,558
Deferred revenue	—	316
Total liabilities	5,832	3,874
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and
outstanding at September 30, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized at September 30, 2014 and December 31, 2013; 35,962,514 and 35,825,673 shares issued and outstanding
at September 30, 2014 and December 31, 2013, respectively	36	36
Additional paid-in capital	359,936	358,994
Accumulated deficit	(347,397)	(332,264)
Total stockholders’ equity	12,575	26,766
Total liabilities and stockholders’ equity	$18,407	$30,640

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Product	$209	$216	$611	$640
License	114	114	341	341
Total revenue	323	330	952	981
Cost of revenue:
Product	606	25	749	96
Gross profit (loss)	(283)	305	203	885
Operating expenses:
Research and development(1)	1,263	553	3,473	1,591
Sales and marketing(2)	2,762	1,180	7,632	3,172
General and administrative(3)	1,281	889	4,240	3,160
Total operating expenses	5,306	2,622	15,345	7,923
Loss from operations	(5,589)	(2,317)	(15,142)	(7,038)
Interest income	8	7	34	15
Other income (expense), net	(10)	(4)	(25)	21
Net loss	$(5,591)	$(2,314)	$(15,133)	$(7,002)
Net loss per share - basic and diluted	$(0.16)	$(0.10)	$(0.42)	$(0.36)
Weighted average common shares used to compute basic and diluted net loss per common share	35,913,580	23,486,496	35,865,089	19,472,105
Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$32	$12	$103	$44
(2) Sales and marketing	164	32	233	118
(3) General and administrative	159	22	518	143